EXHIBIT 11

                                                 Year Ended November 30,
                                      1991          1991          1993          1994          1995
Net income for year            $27,921,275   $29,094,668   $29,887,693   $31,420,899   $33,216,662
                               ===========   ===========   ===========   ===========   ===========
Weighted average common
 shares outstanding             26,528,137    25,988,362    25,081,056    24,218,145    23,070,525
Dilutive common stock
 equivalents:
 Stock options, based on
 treasury stock method using
 average market price               59,431        47,959        22,862        43,020       147,143
                               -----------   -----------   -----------   -----------   -----------

Total common and common
 equivalent shares included
 in computation of primary
 and fully-diluted earnings
 per share:                     26,587,568    26,036,321    25,103,918    24,261,165    23,217,668
                               ===========   ===========   ===========   ===========   ===========
Earnings per share             $      1.05   $      1.12   $      1.19   $      1.30   $      1.43
                               ===========   ===========   ===========   ===========   ===========

(A) Fully-diluted earnings per share is not presented on face of statement of income since incremental dilution is less than 3%.

Prior year amounts have been restated to reflect the three-for-one stock split approved by the Board Directors on March 12, 1991.